UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
 _____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2013

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	0-21820	93-0822509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1	REGISTRANT'S BUSINESS AND OPERATIONS
ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 24, 2013, Key Technology, Inc. (the "Company") entered into a Share Purchase Agreement (the "Agreement") with a wholly-owned subsidiary of the Company and the shareholders of Visys NV ("Visys"), a Belgian company, pursuant to which the Company will acquire all of the outstanding common shares of Visys for approximately $13 million in cash, 600,000 shares of the Company's common stock and 250,000 warrants to buy shares of the Company's common stock. Closing of the purchase and sale contemplated by the Agreement ("Closing") is expected to take place on February 28, 2013, but it may take place on such other date as the parties to the Agreement may agree. After Closing, Visys will be an indirect subsidiary of the Company. Visys is a supplier of innovative digital sorters for the food and other industrial markets.

In addition to customary representations, warranties, covenants, closing conditions and other terms, the Agreement contains indemnity and other provisions relating to certain intellectual property litigation proceedings affecting Visys and currently pending in Antwerp, Belgium. The Agreement does not contain any significant termination provisions based on satisfaction of pre-closing conditions. Following Closing, the Company will appoint Frank Zwerts, the President of Visys, as a Company director and Senior Vice President of the Company with responsibility for the Company's European, Middle Eastern, Indian and African operations.

In connection with the Agreement, Visys will enter into amended management agreements with certain senior executives of Visys NV who are also shareholders of Visys NV, pursuant to which they have agreed to provide certain services to Visys NV and the Company for a three-year period.

The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, attached as Exhibit 10.1 hereto. The representations and warranties contained in the Agreement were made only for purposes of the transactions contemplated by the Agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to shareholders, among other limitations. The representations and warranties were made for purposes of allocating contractual risk between the parties to the Agreement and should not be relied upon as a disclosure of factual information relating to the Company or any other party.

A copy of the Company's press release announcing the signing of the Agreement is attached as Exhibit 99.1.

SECTION 3	SECURITIES AND TRADING MARKETS
ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES

As described in Item 1.01 above, upon Closing, the Company will have issued 600,000 shares of the Company's common stock (the "Shares") and 250,000 warrants (the "Warrants") to buy shares of the Company's common stock. The Shares may not be transferred until the first anniversary of the Closing, at which time one-third of the Shares will be able to be transferred, with an additional one-third eligible for transfer on the second anniversary of the Closing, and the balance on the third anniversary of the Closing. The Warrants may be exercised at a price per share equal to the average closing price of the Company's common stock on The NASDAQ Global Market during the 30 trading days immediately preceding the date of the public announcement of the transactions contemplated by the Agreement. One-half of the Warrants may be exercised following the first anniversary of the Closing and the other half may be exercised following the second anniversary of the Closing. The Warrants may be exercised for cash or on a cashless basis. The Warrants may be exercised in part, provided that any partial exercise must be for at least 1,000 shares of the Company's common stock.

The Shares and Warrants will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from registration provided by Regulation S promulgated under the Securities Act ("Regulation S"). The issuances will have taken place in an "offshore transaction" (as defined in Regulation S) because all purchasers are foreign nationals and the issuances will occur outside the United States.

SECTION 9	FINANCIAL STATEMENTS AND EXHIBITS
ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits
The following exhibits are filed with this Current Report on Form 8-K:

10.1
Share Purchase Agreement made as of February 24, 2013, by and among Key Technology, Inc., an Oregon corporation; Key Technology Holdings USA LLC, an Oregon limited liability company; the shareholders ("Sellers") of Visys NV, an entity organized under the laws of Belgium with a company number 0867.831.383 whose registered office is at 350 Hasselt (Belgium), Kiewitstraat 242; and Embla bvba, an entity organized under the laws of Belgium with a company number BTWBE0478.313.334 whose registered office is at Bosbeekstraat 29, B-3511 Kuringen (Belgium), as Sellers' representative.

	99.1	Press Release of Key Technology, Inc., dated February 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

Dated: February 27, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1
Share Purchase Agreement made as of February 24, 2013, by and among Key Technology, Inc., an Oregon corporation; Key Technology Holdings USA LLC, an Oregon limited liability company; the shareholders ("Sellers") of Visys NV, an entity organized under the laws of Belgium with a company number 0867.831.383 whose registered office is at 350 Hasselt (Belgium), Kiewitstraat 242; and Embla bvba, an entity organized under the laws of Belgium with a company number BTWBE0478.313.334 whose registered office is at Bosbeekstraat 29, B-3511 Kuringen (Belgium), as Sellers' representative.

99.1	Press release of Key Technology, Inc., dated February 25, 2013